September 9, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Inform Worldwide Holdings, Inc, which were filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated September 8, 2005. We agree with the statements concerning our Firm in such Form 8-K except as follows:

•	Our reports on the consolidated financial statements for the years ended June 30, 2004 and 2003 contained a going concern uncertainty explanatory paragraph.

•	We advised the Company that material weaknesses existed relating to the preparation of accurate and timely financial statements.

Sincerely,
Ehrhardt Keefe Steiner & Hottman PC